As filed with the Securities and Exchange Commission on November 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yarrow Bioscience, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	45-3757789 (I.R.S. Employer Identification No.)

Yarrow Bioscience, Inc.

470 James Street, Suite 007

New Haven, CT 06513

(Address of Principal Executive Offices, Zip Code)

Yarrow Bioscience, Inc. 2026 Stock Incentive Plan

Yarrow Bioscience, Inc. 2026 Employee Stock Purchase Plan

Yarrow Bioscience, Inc. 2025 Equity Incentive Plan

(Full title of the plans)

Rebecca Frey

Chief Executive Officer

Yarrow Bioscience, Inc.

470 James Street, Suite 007

New Haven, CT 06513

(203) 433-7577

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gina Hancock Gibson, Dunn & Crutcher LLP 2001 Ross Avenue, Suite 2100 Dallas, TX 75201-2923 (214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 27, 2026, Yarrow Bioscience, Inc., a Delaware corporation (formerly known as VYNE Therapeutics Inc.) (the “Registrant”), consummated the acquisition (the “Merger”) of Yarrow Bioscience Operating Company Corp. (formerly known as Yarrow Bioscience, Inc., a private Delaware corporation) (“Pre-Merger Yarrow”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated December 17, 2025, as amended by Amendment No. 1 thereto on January 30, 2026, by and among the Registrant, Yellow Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, and Pre-Merger Yarrow.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant, relating to (i) 2,688,931 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Yarrow Bioscience, Inc. 2026 Stock Incentive Plan (the “2026 Plan”), (ii) 336,116 shares of Common Stock issuable under the Yarrow Bioscience, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”), and (iii) 2,002,285 shares of Common Stock issuable under the Yarrow Bioscience, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) pursuant to outstanding stock options to purchase shares of common stock of Pre-Merger Yarrow that were assumed by the Registrant and converted into stock options to purchase shares of Common Stock in connection with the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on June 15, 2026 relating to the Registrant’s Registration Statement on Form S-4 originally filed with the Commission on March 31, 2026;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 15, 2026, the quarterly period ended June 30, 2026, filed with the Commission on August 13, 2026, and the quarterly period ended September 30, 2026, filed with the Commission on November 13, 2026;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 30, 2026, March 11, 2026, July 10, 2026, July 20, 2026, July 21, 2026, July 28, 2026 (as amended by the Form 8-K/A filed on August 13, 2026), July 30, 2026, September 10, 2026, and September 14, 2026; and

(d)	the description of the Common Stock contained in the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on June 15, 2026 relating to the Registrant’s Registration Statement on Form S-4 originally filed with the Commission on March 31, 2026, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

 Not applicable.

Item 5.	Interests of Named Experts and Counsel.

 Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and bylaws limit or eliminate the personal liability of each of the Registrant’s directors for a breach of his or her fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorizes the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•	the Registrant shall indemnify its directors and officers, and may indemnify its employees or agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Registrant shall advance expenses to its directors and officers, and may advance expenses to its employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Registrant’s amended and restated bylaws are not exclusive.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from unlawful conduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The 2026 Plan provides that no member of the compensation committee (or other committee acting as administrator of the 2026 Plan) shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of such committee nor for any mistake of judgment made in good faith, and the Registrant shall indemnify and hold harmless each member of the committee and each other employee, officer or director of the Registrant to whom any duty or power relating to the administration or interpretation of the 2026 Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the 2026 Plan, unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the board of directors of the Registrant shall be required for the payment of any amount in settlement of a claim against any such person.

The 2025 Plan provides that no director or person acting pursuant to the authority delegated by the board of directors of the Registrant shall be liable for any action or determination relating to or under the 2025 Plan made in good faith.

Item 7.	Exemption from Registration Claimed.

 Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Yarrow Bioscience, Inc. (incorporated by reference to Exhibit 3.4 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 28, 2026).
4.2	Amended and Restated Bylaws of Yarrow Bioscience, Inc. (incorporated by reference to Exhibit 3.5 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 28, 2026).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Baker Tilly US, LLP, independent registered public accounting firm of Pre-Merger Yarrow.
23.2*	Consent of Baker Tilly US, LLP, independent registered public accounting firm of the Registrant.
23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Yarrow Bioscience, Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-4, filed with the Commission on March 31, 2026).
99.2	Yarrow Bioscience, Inc. 2026 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 28, 2026).
99.3	Yarrow Bioscience, Inc. 2026 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 28, 2026).
107*	Filing Fee Table.

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on the 13th day of November 2026.

YARROW BIOSCIENCE, INC.

By:	/s/ Rebecca Frey
Name:	Rebecca Frey
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rebecca Frey, Tyler Zeronda and Rachael Alford and each of them (with full power to each of them to act alone), the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rebecca Frey	Chief Executive Officer and Director	November 13, 2026
Rebecca Frey	(principal executive officer)

/s/ Tyler Zeronda	Chief Financial Officer	November 13, 2026
Tyler Zeronda	(principal financial officer and principal accounting officer)

/s/ Bill Lundberg, M.D.	Board Chair	November 13, 2026
Bill Lundberg, M.D.

/s/ Mona Ashiya, Ph.D.	Director	November 13, 2026
Mona Ashiya, Ph.D.

/s/ William White, J.D.	Director	November 13, 2026
William White, J.D.

/s/ Steven L. Hoerter	Director	November 13, 2026
Steven L. Hoerter

/s/ Peter B. Silverman, J.D.	Director	November 13, 2026
Peter B. Silverman, J.D.